EXHIBIT 99.1

Salt Lake City, Utah - Since August 20, Utah Medical Products, Inc. (Nasdaq:UTMD) has recognized its loyal U.S. hospital customers who understand the clinical importance of using UTMD's high quality products with a special 10% discount.

UTMD promised that the substantial reward would continue until facts supporting its reputation resolve unproven FDA statements in an August 10 press release. There are three reasons why UTMD now believes its reputation is proven supported:

     1) Third quarter 2004 sales after the FDA press release remained about normal, suggesting that customers do recognize the quality and value of UTMD's products.

     2) The company continues to manufacture and distribute its products without any regulatory restrictions 10 weeks after the FDA press release.

     3) There has been no FDA contradiction of UTMD's own statements in its various press releases since August 10, in particular, that

          >> UTMD continues to manufacture and distribute its products without any regulatory restriction.

          >> There has been no mandated recall or any other enforcement action that restricts customers from using UTMD's products.

          >> There has not been in the past, and is not now, any allegation by the FDA that UTMD's products are not safe or effective.

          >> There is no FDA assertion of defective products or products not conforming to specifications.

          >> The proven extremely low product liability risk using UTMD's products has not changed.

As of December 1, 2004, after 3.5 months, the special 10% loyalty discount will end.

However, for U.S. hospital orders placed before December 1, for delivery of products up until June 1, 2005, UTMD will continue to grant the special 10% discount. Blanket orders with scheduled delivery dates which can be adjusted to meet actual requirements are convenient for hospitals in reducing paperwork, and helpful for UTMD in planning production.

During more than 20 years in business, the excellence of UTMD's reputation has been based on quality. Unsupportable charges and rumors caused by the distribution of an unfair FDA press release are harmful, because everyone is deprived of the truth based on the facts. As a responsible and law-abiding manufacturer, UTMD welcomes the opportunity to tell this truth and show appreciation for our customers' support as we continue to provide the best possible service to patients.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.